Exhibit (10.7)


                                    AGREEMENT

             This Agreement is made by and between NATIONAL RESEARCH CORPORATION, a Nebraska corporation ("NRC"), and THE PERMANENTE MEDICAL GROUP, INC., a California corporation ("TPMG"), and KAISER FOUNDATION HEALTH PLAN, INC., a California nonprofit public benefit corporation ("KFHP"), for the benefit of its Northern California Region. TPMG and KFHP are hereinafter referred to together as "Kaiser".

             WHEREAS, the parties to this Agreement have entered into a Memorandum of Understanding dated January 18, 1994 ("MOU"), which describes the terms of an arrangement between the parties regarding a Member/Patient Survey Project to be undertaken by NRC for Kaiser, and in an Addendum to the MOU describes a Competitor Benchmark Study and the trial of certain Listening System Software (TM); and

             WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions governing the transaction as described herein which shall supersede the MOU.

             NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and intending to be legally bound, the parties agree as follows:

             1.   SCOPE OF SERVICES/CHANGE REQUESTS.

             (a) NRC shall provide services to Kaiser as described in the Task Specification for Member/Patient Survey Project, attached hereto as Attachment A, which Attachment is incorporated in this Agreement by this reference. Additionally, NRC shall provide services to Kaiser as described in the Task Specification for Competitor Benchmark Study, attached hereto as Attachment B, which Attachment is incorporated in this Agreement by this reference. Such Task Specifications may, during the term of this Agreement, be amended by mutual agreement of the parties with such amendments to be in writing and executed by authorized representatives of the parties. NRC shall also provide KFHP's Northern California Regional Office the Listening System Software (TM) on a trial usage basis as described in Attachment C, which Attachment is incorporated in this Agreement by this reference.

             (b) Change Requests. Kaiser may request changes to the services described in Section 1(a) above during the course of this Agreement. NRC shall make reasonable efforts to accommodate such changes within the scope and schedule of this Agreement. If any requested change is of such a material nature as to result in additional costs and expenses or delay in the schedule, NRC shall immediately notify Kaiser of the amount of such additional cost and the impact on the schedule. Kaiser shall promptly notify NRC of its desire to implement such change. No such change, however, shall be implemented until the details and cost of such change is agreed upon in writing by NRC and Kaiser.

             2.   ASSIGNED PERSONNEL.

             (a) NRC will provide qualified and trained personnel to perform the Task Specifications, Attachments A and B hereto, at NRC's offices in Lincoln, Nebraska. NRC shall designate a project leader who will be the principal contact between Kaiser and NRC. NRC project leader will be David Copper. Kaiser will also designate a principal contact person. Kaiser's principal contact person will be J. Mark Rogers. NRC shall assign and direct its employees in such a manner as necessary to perform the Task Specifications, Attachments A and B hereto.

             (b) During the Initial Term or any renewal term of this Agreement, and continuing for a period of one (1) year thereafter, NRC and Kaiser agree not to hire, nor to engage on contract, nor to solicit the employment of any of the other's employees with whom there is contact during an assignment under this Agreement, without the written authorization of the other.

             3. TERM. This Agreement shall become effective as of February 1, 1994 (the "Effective Date"), and shall continue in effect through * unless earlier terminated by one of the parties hereto in accordance with the provisions of paragraph 6 hereinbelow (the "Initial Term").

   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.


             4. COMPENSATION AND TERMS OF PAYMENT. The compensation payable by Kaiser to NRC shall be as follows:

             (a) The compensation for performance by NRC of the Task Specification for the Member/Patient Survey Project, as specified in Attachment A hereto, shall be * Dollars ($ * ) for the period commencing with the Effective Date of this Agreement through *, and the compensation to be paid to NRC by Kaiser for the performance of such Project during the period of * through * shall be * Dollars ($ * ). The compensation payable by Kaiser to NRC for the period from the Effective Date through * is payable as follows:

        On or before  *                              $  *

        Upon initiation of sampling                  $  *

        On  * and the first day of each
        month thereafter (eight payments)
        through *                                    $  *

        Final payment for *, upon receipt
        and acceptance by Kaiser of the full
         * sample data set and performance
        reports for facilities and departments       $  *

   The compensation payable by Kaiser to NRC for the period from * through * is payable as follows:

        Commencing * and as of
        the first day of each month through
         *                                           $  *

        Final payment for *, upon receipt
        and acceptance by Kaiser of the full
         * sample data set and performance
        reports for facilities and departments
        (no earlier than  * )                        $  *

             (b) The compensation for performance by NRC of the Task Specification for the Competitor Benchmark Study, as set forth in
   Attachment B hereto, shall be the sum of   *  Dollars ($  * ), payable
   one-half upon execution of this Agreement and one-half on or before *.

   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.

             (c) In addition to the payments set forth in subparagraphs 4(a) and (b) hereof, Kaiser shall reimburse NRC for NRC's actual costs for reasonable travel expenses (including air travel costs, hotel, meals and incidental expenses) for NRC personnel, and overnight express delivery service charges when such travel expenses or overnight express deliveries are requested by representatives of Kaiser. In-house photocopying, routine postage and telephone (within California) are excluded from reimbursable expenses and shall not be charged to Kaiser. It is estimated that air travel, hotel, meals and incidental expenses for a two-day trip to the offices of Kaiser's Northern California Region will approximate One Thousand Five Hundred Dollars ($1,500), and four to six such trips will be required during each twelve-month period. NRC will bill Kaiser for the foregoing out-of-pocket expenses on a monthly basis and shall furnish to Kaiser copies of bills for which expense reimbursement is being requested. Reimbursable expenses shall not exceed * Dollars ($ * ).

   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.

             (d) Records. NRC shall maintain complete and accurate accounting records, in a form in accordance with generally accepted accounting principles, to substantiate NRC's fees and expenses under this Agreement. Kaiser shall have the right to review these records during the term of this Agreement. If this Agreement is subject to the provisions of
   Section 952 of P.L. 96-499, which governs access to books and records of subcontractors of services to Medicare providers where the cost or value of such services under the contract exceeds Ten Thousand Dollars ($10,000.00) over a twelve (12) month period, then NRC shall permit representatives of the Secretary of the Department of Health and Human Services and the Comptroller General, in accord with criteria and procedures contained in applicable Federal regulations, to have access to their books, documents and records as necessary to verify the cost of services provided under this Agreement.

             (e) Other charges in compensation or expense reimbursement pursuant to this paragraph shall occur only on mutual written agreement of the parties. In no event will equipment or software purchased by NRC be billed to or reimbursable by Kaiser without the prior written consent of Kaiser.

             (f) Kaiser and NRC acknowledge and agree that increases in the postal rates may be implemented by the United States Postal Service subsequent to the Effective Date. Any such postal rate increases will be passed through to Kaiser on a dollar-for-dollar basis. Other changes in compensation or expense reimbursement pursuant to this paragraph shall occur only on mutual written agreement of the parties.

             5. INVOICES. NRC will invoice Kaiser for compensation payable to NRC for services rendered in connection with the performance of the Task Specifications and for all reimbursable out-of-pocket expenses. Kaiser shall make payment to NRC in U.S. Dollars of all amounts due and owing within * ( * ) days after receipt of invoice. Kaiser shall pay a late payment fee of * percent (*%) per month for the outstanding balance of any amount past due for more than three (3) business days after receipt of notice from NRC that such amount is past due.

             6.   TERMINATION.

             (a) Termination For Default. If either NRC or Kaiser shall at any time during the Initial Term, or any renewal term hereof, fail or refuse to perform in accordance with any material provision of this Agreement, then the other party may serve upon such defaulting party a notice of intention to terminate this Agreement, which notice shall specify the claimed neglect, failure or refusal, and shall be served in accordance with the NOTICES section of this Agreement. If within * ( * ) days after the date of providing such written notice, the defaulting party shall not have cured the default indicated in such Notice, or presented a plan acceptable to the other party to cure such default, then upon the expiration of such * ( * ) day period, the other party may, at its option, elect to terminate this Agreement. In the event of termination by Kaiser due to NRC's uncured default, NRC shall, within * ( * ) days after termination, refund to Kaiser all amounts paid by Kaiser for NRC's services but not yet performed through the date of termination, including any prepaid out-of-pocket expenses reimbursed by Kaiser through the date of termination. The right of either party to terminate this Agreement for default shall not be affected by such party's failure to take action with respect to any previous default.

   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.

             (b) Termination Without Cause. At its option and for its convenience, Kaiser may terminate this Agreement for any reason upon * ( * ) days written notice to NRC. NRC shall be entitled to payment for all amounts specified herein for its services performed through the date of termination, and reimbursed for its out-of-pocket expenses through the date of termination, including expenses incurred for inventory of materials relating to this Agreement which could not otherwise be used by NRC customers.

   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.

             (c) Actions on Termination. NRC shall not perform any more services or incur any further costs claimed to be reimbursable hereunder after the date of the termination notice, without the prior written approval of Kaiser. Upon termination, NRC shall act in such a manner as to facilitate Kaiser's or any new consultant's assumption of duties; provided however, that NRC shall not be obligated to provide to any new consultant any NRC proprietary materials or NRC confidential information utilized by NRC in its performance pursuant to this Agreement.

             7. CONFIDENTIAL INFORMATION. NRC acknowledges that it and its employees, agents or representatives may, in the course of performance of this Agreement, require access to proprietary or confidential information of Kaiser and will be exposed to or acquire information which is proprietary to or confidential to Kaiser, its affiliated companies, vendors or Kaiser members or employees. This information may include data relating to survey results, identities of Kaiser members or employees involved in the survey, financial data, personnel records, computer programs, marketing information and, to the extent marked proprietary or confidential, any other information relating to the business affairs of Kaiser. All such information obtained by NRC or its employees, agents and representatives, shall be deemed to be the confidential and proprietary information of Kaiser ("Confidential Information"). NRC agrees to hold such information in strict confidence and not to disclose such information for any purposes other than the provision of services to Kaiser under this Agreement and to take appropriate actions by instruction or agreement with each of its employees, contractors, agents and representatives to keep such information confidential and NRC will, upon written request by Kaiser, have all NRC employees, contractors, agents and representatives performing work under this Agreement sign the confidentiality agreements satisfactory to Kaiser. NRC further acknowledges that Kaiser has a legal obligation to keep all Confidential Information confidential, including without limitation, all patient records, medical records, test results and personnel records; and that the unauthorized disclosure of the same could irreparably damage Kaiser and its affiliated corporations; and that by reason of its duties under its Agreement, NRC may come into possession of such Confidential Information. If NRC breaches this provision, damages may not be an adequate remedy and Kaiser shall be entitled to injunctive relief to restrain such breach, threatened or actual. Upon termination of this Agreement, NRC shall return to Kaiser all Confidential Information in NRC's possession. This paragraph shall survive the termination of this Agreement.

             8. TITLE AND POSSESSION. NRC does not convey to Kaiser, nor does Kaiser obtain any rights in any software programs, systems, data or materials provided by NRC in the course of performing this Agreement. NRC shall retain all rights, title and interest in the Listening System Software (TM) provided to Kaiser for its use as stated in Attachment C hereto. Kaiser is hereby granted all rights of ownership and the right to produce or copy all of the survey response data and periodic reports provided by NRC to Kaiser as specified in the Task Specification for Member/Patient Survey Project, Attachment A hereto, or the Task Specification for Competitor Benchmark study, Attachment B hereto. All survey forms, results, data, member lists; all other information and materials provided by Kaiser; and all survey reports and other reports produced by NRC under this Agreement, shall remain the property of Kaiser and NRC shall return all such information and material to Kaiser upon completion or earlier termination of this Agreement unless otherwise instructed in writing by Kaiser.

             9.   WARRANTY.

             (a) NRC warrants that the services provided hereunder will be performed in a good and workmanlike manner, and that the deliverables provided by NRC to Kaiser will conform to the applicable Task Specification. NRC's sole obligation under this warranty is to correct and adjust the deliverables which, within a reasonable time, are found to not conform to this warranty.

             (b) NRC does not warrant or represent that the services or products provided pursuant to this Agreement will be capable of achieving any particular result in Kaiser's business, or that all errors, defects or deficiencies can or will be found or corrected, or that any deliverables which are the subject of the Task Specification will be error free. NRC'S ENTIRE LIABILITY AND KAISER'S EXCLUSIVE REMEDY FOR DEFECTIVE PERFORMANCE OR NON-PERFORMANCE UNDER THE WARRANTY CONTAINED IN THIS SECTION 9 SHALL BE LIMITED TO CORRECTION AND ADJUSTMENT OF OR SUBSTITUTION FOR THE SERVICES OR PRODUCTS WHICH DO NOT COMPLY WITH THIS WARRANTY, PROVIDED THAT NRC PROMPTLY AND IMMEDIATELY CORRECT, ADJUST OR SUBSTITUTE THE SERVICES OR THE PRODUCTS WHICH DO NOT COMPLY WITH THIS WARRANTY AND FURTHER PROVIDED THAT KAISER SHALL ALLOW A REASONABLE OPPORTUNITY FOR NRC TO PROVIDE SUCH REMEDY AND SHALL ASSIST NRC, AT NRC'S EXPENSE, IN IDENTIFYING AND ANALYZING SUCH DEFECTS OR DEFICIENCIES.

             (c) THE LIMITED WARRANTY PROVIDED HEREIN IS IN LIEU OF ALL OTHER WARRANTIES, GUARANTEES AND CONDITIONS, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND THOSE ARISING BY STATUTE OR OTHERWISE IN LAW, OR FROM A COURSE OF DEALING OR USAGE OF TRADE.

             (d) IN NO EVENT SHALL NRC BE OBLIGATED OR LIABLE TO KAISER FOR ANY CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE SERVICES OR PRODUCTS PROVIDED BY NRC HEREUNDER, OR ANY DELIVERABLES PROVIDED BY NRC TO KAISER HEREUNDER, INCLUDING BUT NOT LIMITED TO LOSS OF REVENUE OR PROFIT, EVEN IF NRC HAS BEEN ADVISED OR KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS.

             10.  INDEMNITY.

             (a) Kaiser shall, except to the extent of NRC negligence or willful misconduct, indemnify and hold NRC harmless from and against any and all liabilities, claims, actions, proceedings or suits against NRC by any physician, specialist or other employee of Kaiser, or by any third party arising out of or connected with the performance by NRC pursuant to this Agreement and the Task Specification, or any use by Kaiser of the deliverables produced by NRC pursuant to the agreement and Task Specification. This indemnity shall include all costs, attorneys' fees and damages which NRC is or may be required to pay by reason of any claims, actions, proceedings or suits against NRC. NRC shall give Kaiser written notification of any claims, actions, proceedings or suits against NRC within the scope of this indemnification. Upon receipt of such notice, Kaiser shall, at its expense, defend NRC, and NRC shall provide Kaiser with reasonable assistance and cooperation to facilitate the defense or settlement of such claim, action, proceeding or suit.

             (b) NRC shall indemnify and hold harmless Kaiser, its officers, agents, affiliates and employees from and against all liabilities, claims, losses, damages, demands and expenses, including reasonable attorneys' fees, arising out of NRC's breach of Section 7, Confidential Information and for personal injury or property damage to the extent that any such liabilities, claims, losses, damages, demands or expenses are caused by any act, error or omission of NRC, its officers, employees, agents or consultants. This indemnity shall include all costs, attorneys' fees and damages which Kaiser is or may be required to pay by reason of any claims, actions, proceedings or suits against Kaiser. Kaiser shall give NRC written notification of any claims, actions, proceedings or suits against Kaiser within the scope of this indemnification. Upon receipt of such notice, NRC shall, at its expense, defend Kaiser, and Kaiser shall provide NRC with reasonable assistance and cooperation to facilitate the defense or settlement of such claim, action, proceeding or suit.

             11. INDEPENDENT CONTRACTOR. NRC is an independent contractor and engages in the operation of its own business, and neither party is or shall be considered to be the agent of the other party for any purposes. Neither party has authorization to enter into any contracts, assume any obligations or make any warranties or representations on behalf of the other party. Nothing in this Agreement shall be construed to establish a relationship of co-partner or joint venturer between the parties. Kaiser shall not be responsible to NRC, NRC's employee or any governing body for any payroll-related taxes related to the performance of this Agreement.

             12.  INSURANCE.

             a. NRC shall procure and maintain in effect the following policies of insurance covering liability arising from or related to services performed or to be performed by NRC under this Agreement:

                  (1) all insurance coverage required by Federal and State law, including worker's compensation and employer's liability all with statutory minimum limits;

                  (2) general comprehensive liability insurance with not less than a * Dollar ($ * ) combined single limit and aggregate, including personal injury, death, sickness or disease of any persons and injury to or destruction of property, including loss of use resulting therefrom, and also including a contractual liability endorsement covering NRC's liability under Section 8, Indemnity;

                  (3) automobile liability insurance (bodily injury and property damage liability) with not less than a * Dollar ($ * ) combined single limit each accident for bodily injury and property damage combined, including coverage for all owned, hired and non-owned automobiles; and

                  (4) professional liability (errors and omissions) insurance with a limit of not less than * Dollars ($ * ).

   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.

             b. All insurance required under this Section shall be carried by companies acceptable to Kaiser and the insurance required under subsections 12a(2) and 12a(3) shall name Kaiser and its affiliate, Kaiser Foundation Hospitals/Health Plan, Inc., as additional insureds. All insurance shall also contain cross-liability endorsements, be primary and noncontributing with respect to any policies carried by Kaiser, and shall state that any coverage carried by Kaiser shall be excess insurance.

             c. NRC shall, upon execution of this Agreement, provide Kaiser with a certificate of insurance evidencing these coverages, naming Kaiser and its affiliate as additional insureds as required and providing that no such coverage shall be subject to cancellation or material reduction in coverage without thirty (30) days prior written notice to Kaiser. The insurance requirements hereunder shall not limit or relieve NRC of its duties, responsibilities or liabilities under this Agreement.

             13. FORCE MAJEURE. Neither party shall be responsible for any failure to comply with, or for any delay in, the performance of the terms of this Agreement, including but not limited to, delays in delivery, to the extent that such failure or delay is directly or indirectly caused by or results from events of force majeure beyond the reasonable control of the party claiming a failure to perform or delay under this paragraph.

             14. TAXES. If Kaiser is exempt from payment of taxes, Kaiser shall provide NRC with a certification of exemption or comparable document issued by the applicable taxing authority, If exemption of Kaiser from taxes is not established, Kaiser shall promptly pay to NRC an amount equal to any excise, use, privilege, sales, or any other tax (except income and franchise taxes of NRC), assessment, or any import duties, imposed by or under authority of any federal, state, provincial, or local law, and to be paid by NRC with respect to the goods and services furnished under this Agreement or any Attachment hereto. Notwithstanding any other provision in this Agreement, in no event shall Kaiser be responsible to NRC, the employees of NRC or any governing body for taxes or withholding on the payroll of NRC.

             15. NOTICES. All notices of any kind required or permitted under the terms of this Agreement shall be in writing and shall be delivered by mailing a copy thereof by certified or registered United States mail, postage prepaid, with return receipt requested, or by overnight express delivery, addressed as follows, or to such other address as either party shall give notice of from time to time:

                       If to NRC:

                       NATIONAL RESEARCH CORPORATION
                       Gold's Galleria
                       1033 "O" Street, Suite 400
                       Lincoln, NE  68508
                       Attn:  Michael Hays, President

                       If to Kaiser:

                       THE PERMANENTE MEDICAL GROUP, INC.
                       Executive Offices
                       1950 Franklin, 20th Floor
                       Oakland, CA  94612
                       Attn:  Robert S. Klein, MD
                               Associate Executive Director


                       KAISER FOUNDATION HEALTH PLAN, INC.
                       Executive Offices
                       1950 Franklin, 20th Floor
                       Oakland, CA  94612
                       Attn:  Jerry C. Fleming, Vice President

             16.  Intentionally Omitted.

             17. NO PUBLICITY. NRC shall not, without the prior written consent of Kaiser, use in advertising, publicity or otherwise the name of Kaiser Foundation Health Plan, Inc., Kaiser Foundation Hospitals, The Permanente Medical Group, Inc. or the Kaiser Permanente Medical Care Program, or refer to the existence of this Agreement in any press releases, advertising or materials distributed to prospective customers or other third parties.

             18. BINDING EFFECT; ASSIGNMENT. This Agreement shall not be assigned by either party without the prior written consent of the other, except that Kaiser may assign this Agreement or any interest herein, to any organization directly associated with the Kaiser Permanente Medical Care Program, or to (i) any parent, subsidiary or affiliated corporation of Kaiser; or (ii) any corporation with which Kaiser may merge or consolidate, except that Kaiser shall remain responsible to NRC for the full performance of the terms of this Agreement. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any party other than the parties hereto and their respective successors, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third party to either party to this Agreement, nor shall any provision give any third party any right of subrogation or action against either party to this Agreement.

             19. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, representations, and understandings of the parties hereto with respect to the subject matter hereof, including without limitation, the MOU. This Agreement may be supplemented, modified or amended only by a written instrument duly executed by authorized representatives of each of the parties hereto.

             20. ATTORNEYS' FEES. If any action is commenced to enforce any of the provisions of this Agreement, including without limitation, an arbitration proceeding, the prevailing party shall, in addition to other remedies, be entitled to recover reasonable attorneys' fees and costs of suit from the other party.

             21. NONDISCRIMINATION. NRC recognizes that as a government contractor, Kaiser is subject to various federal laws, executive orders and regulations regarding equal opportunity and affirmative action which may also be applicable to subcontractors. NRC, therefore, agrees that any and all applicable equal opportunity and affirmative action clauses shall be incorporated herein as required by federal laws, executive orders, and regulations which include the following:

             A. The nondiscrimination and affirmative action clauses contained in: Executive Order 11246, as amended, relative to equal opportunity for all persons without regard to race, color, religion, sex or national origin; the Vocational Rehabilitation Act of 1973, as amended, relative to the employment of qualified handicapped individuals without discrimination based upon their physical or mental handicaps; the Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended relative to the employment of disabled veterans and veterans of the Vietnam Era; and the implementing rules and regulations prescribed by the Secretary of Labor in Title 41, Part 60 of the Code of Federal Regulations.

             B. The utilization of small and minority business concerns clauses contained in: the Small Business Act, as amended; Executive Order 11625; and the Federal Acquisition Regulation (FAR) at 48 CFR Chapter 1,
   Part 19, Subchapter D, and Part 52, Subchapter H, relative to the utilization of minority business enterprises, small business concerns and small business concerns owned and controlled by socially and economically disadvantaged individuals, in the performance of contracts awarded by federal agencies.

             22.  MISCELLANEOUS.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of California.

                  (b) The waiver by one party of the performance of a covenant, condition or promise herein shall not invalidate this Agreement nor shall it be considered a waiver by such party of any other covenant, condition or promise herein, nor shall any such waiver be construed as a future waiver of the performance of any other like act, covenant, condition or promise.

                  (c) Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law; provided, however, that in the event that any provision of this Agreement shall be invalid or prohibited under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  (d) The headings of the several paragraphs of this Agreement are inserted solely for the convenience of reference and are not a part of this Agreement and are not intended to govern, limit or aid in the construction of any of the terms or provisions of this Agreement.

                  (e) This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The parties hereto agree that a facsimile copy of the signature of an authorized representative of one or more of the parties hereto shall have the same legal effect as the original signature of such representative.

             IN WITNESS WHEREOF, the parties, by and through their authorized representatives, have executed this Agreement on the dates indicated below.


             NATIONAL RESEARCH CORPORATION ("NRC")


             By:  /s/ Michael Hays

             Name: Michael Hays

             Title: CEO

             Date: 7-15-94


             THE PERMANENTE MEDICAL GROUP, INC. ("TPMG")


             By:  /s/ Robert Klein

             Name: Robert Klein, MD

             Title: Associate Executive Director

             Date: 8/15/94

             KAISER FOUNDATION HEALTH PLAN, INC. ("KPHP")


             By:  /s/ Jerry C. Fleming

             Name: Jerry C. Fleming

             Title: V.P. Associate Regional Manager

             Date: 8/11/94

                                  ATTACHMENT A

                      Task Specification for Member/Patient
                                 Survey Project




             Kaiser will provide to NRC certain member and patient level data, and NRC, by use of this data, will perform periodic surveys of Kaiser's members and patients regarding satisfaction with the services such members and patients have received from KPHP. Based upon survey results, NRC will provide period reports to Kaiser as more specifically described herein. The Survey Project will cover data for the period of * through *, unless extended pursuant to Paragraph 3 of the agreement.

             Kaiser will provide NRC with the data relating to the patient or member to whom NRC shall transmit a survey form. Data pertaining to patients and members shall include information as reasonably required by NRC to perform this Task Specification, such information to be provided by Kaiser to NRC in a mutually acceptable format. Kaiser agrees to exercise its best efforts to keep such data up-to-date and accurate. Data regarding certain patients may be withheld by Kaiser in the event that Kaiser determines that confidentiality considerations so warrant.

             Kaiser and NRC will cooperate in the design of a questionnaire to be used as the survey instrument. Kaiser shall approve the survey in writing prior to NRC's distribution of the instrument to patients or members. The survey instrument may undergo periodic revision in response to Kaiser's needs for new or different survey data.

             NRC shall collect * completed patient surveys and * member surveys during each of the periods of * through *, and * through *, as more specifically described on the following page of this Attachment. These survey return numbers are based on the * response rates of *% for the patient survey and *% for the member survey.
   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.

             NRC shall monitor a sample selection and avoid transmitting a survey to a patient more than once during a * period. No member shall be surveyed if he or she has made a visit to a Kaiser physician within the past * (*) months. (If a member has visited a physician within the prior *, such member shall be regarded as a "patient" for survey purposes). Kaiser shall provide NRC with necessary data to establish the date of a member's last office visit.

              * NRC will restrict its phone contacts to the hours of 10:00 a.m.-9:00 p.m. Monday through Friday, 10:00 a.m.-5:00 p.m. Saturday, and 12:00 p.m.-4:00 p.m. Sunday. Phone contacts shall be conducted in professional manner.

   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.

             NRC will issue written reports using the survey returns on the following schedule:

              *   -     * facility reports and * Medical Center reports;

              *   -     * facility reports, * Medical Center reports, and
                       reports for individual physicians and nurse practitioners;

              *   -     * facility reports, * Medical Center reports, and
                       reports for the departments of each facility;

              *   -     * facility reports, * Medical Center reports, and
                       reports for the departments of each facility;

              *   -     * facility reports, * Medical Center reports, and
                       reports for the departments of each facility;

             NRC shall hold in storage for a maximum of * (*) months the completed survey forms received from members or patients. Thereafter, unless Kaiser wishes to take possession of such surveys, such documents will be destroyed, provided, however, that the survey results shall be stored by NRC on magnetic media.

   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.

             At the beginning of each month, NRC shall deliver to Kaiser the original copies of completed surveys received in the prior month which contain written comments from the respondents. NRC shall make and retain copies of these original surveys and hold them in storage for a maximum of
   * (*).

   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.

             On a weekly basis, NRC will provide a written summary report to Kaiser detailing the number of surveys mailed out and the number received by NRC. This report shall be in a form specified by Kaiser as necessary to track the response rate for mailings which occur at different times throughout the year, and to track the response rate resulting from different stages of NRC's survey process.

             At the beginning of each month, NRC shall deliver to Kaiser an updated electronic data set containing all survey responses received from members and patients as of that date. Such data sets will include for each respondent all survey items, necessary weighing factors, Kaiser-supplied data (e.g., date of visit, provider code), and survey tracking data maintained by NRC (e.g., date of survey mailing, last contact, date of survey return to NRC). Such data sets shall be delivered in the format and on the storage medium specified by Kaiser. NRC shall deliver such documentation as necessary to access the delivered data sets, and shall update the documentation whenever any changes are made to the data set contents or format.

             Due to the fact that a significant proportion of Kaiser's members and patients are non-English speaking (and are not literate in the English language), NRC will take reasonable steps to facilitate response by such individuals to surveys. On the survey instrument NRC will provide an explanation and 800 numbers to be staffed during extended business hours by Spanish-speaking and Chinese-speaking individuals. Kaiser shall provide NRC with the survey instrument translated from English to Spanish and English to Chinese. Upon request, a Spanish-speaking Kaiser pateitn or member will be provided with a Spanish language survey form. Upon request, a Chinese-speaking Kaiser patient or member will be administered the survey over the phone by a Chinese-speaking NRC staff person. If required, NRC will explore with Kaiser the need to provide assistance to patients or members in other languages. NRC shall include the requested data on survey activity and response rates for these special language groups in its weekly survey activity and response reports.

                                  ATTACHMENT B

                Task Specification for Competitor Benchmark Study




             In conjunction with Kaiser's Member/Patient Survey Project, NRC will conduct a Competitor Benchmark Study of individuals enrolled in the following health plans;

                  (a)  Fee for service;

                  (b)  Non-Kaiser managed care plans; and

                  (c)  Kaiser members

             Such Study shall be performed in accordance with this Task Specification.

             The Study's objective is to provide Kaiser with comparative health plan satisfaction scores. The sample group from which data will be collected will be identified through the use of * . The responses will consist of * individuals enrolled in a fee-for-service health care plan, * individuals enrolled in a managed care plan other than Kaiser, and * individuals who are Kaiser members. Due to the size of the sample, it will be impractical to report study results by specific health care providers other than Kaiser. All market research conducted in conjunction with this Study will be performed in accordance with generally accepted standards for sound market research.

   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.

                                  ATTACHMENT C

                      Listening System Software (TM) Trial




             In conjunction with this Study, NRC will install at Kaiser's Northern California Regional Office, NRC's Listening System Software (TM) (the "Software"). The objective of such installation is to allow Kaiser, on a trial basis for the period from the date of installation to *, to evaluate the benefits and merits of the Software for licensing from NRC and installation at each of Kaiser's Northern California Region Medical Centers.

   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.

             NRC shall install one copy of the Software on a Kaiser personal computer at an office of Kaiser's choice, train two (2) Kaiser personnel in the operation of the Software, and support the Software for the duration of the trial review. NRC will not charge Kaiser for the use, installation or support of the Software during the trial period. Software support shall be provided Monday through Friday (excluding holidays) from 9:00 a.m. to 4:00 p.m. Central Time via a telephone user support line.
   NRC shall provide one (1) day of installation and training services at Kaiser's site. NRC will furnish, free of charge, one (1) Systems Operations Manual for training of Kaiser's personnel and for such during the trial period.

             NRC has, and shall retain, title to the Software during the trial period and NRC warrants that it has the right to grant the license to the Software. Kaiser shall not make copies of the Software for any purpose. Kaiser may not alter or modify the Software or merge the Software into other programs. Kaiser acknowledges that it has no proprietary interest in or right to use of the Software except in accordance with the terms described herein.

             Kaiser recognizes that the Software and other materials supplied by NRC to Kaiser are subject to the proprietary rights of NRC. Kaiser agrees that it will hold the Software in confidence, and that it shall not disclose to any third party the Software and documentation and that the Software and documentation are provided for Kaiser's exclusive use.
   Kaiser further understands that operator manuals, training aids and other written materials are subject to copyright protection.

             If at the end of the trial period, Kaiser desires to enter into a license for the use of the Software, Kaiser and NRC shall in good faith negotiate the terms of a license agreement. If Kaiser does not desire to license the Software, it shall return the Software and any documentation to NRC without further obligation.

             NRC warrants that it has the right to grant the license granted to Kaiser under this Agreement, free and clear of any liens and encumbrances, and that the Software will not infringe upon or violate any patent, copyright or trade secret right of any third party. NRC shall indemnify, defend, save and hold Kaiser harmless from any and all liabilities, including attorneys' fees and costs, arising out of claims that the Software infringes the patent, trademark, copyright, trade secret or other proprietary or intellectual property rights of others. Kaiser shall promptly notify NRC in writing if Kaiser becomes subject to any such claims. Kaiser shall, upon NRC's request and at NRC's expense and to the extent Kaiser's interests are not adverse to NRC, provide reasonable assistance to NRC in the defense of such action. NRC shall have the sole control of the defense and settlement of such claims (except that any settlement which will adversely affect the financial viability of NRC must be approved by Kaiser) and NRC shall be entitled to replace or modify the Software so that it becomes noninfringing provided that the performance of the Software is not materially impaired thereby.